ADMINISTRATIVE SERVICES ADDENDUM TO

ACCOUNTING SERVICES, TRANSFER AGENCY

AND SHAREHOLDER SERVICES AGREEMENT

            This Addendum to the Accounting Services, Transfer Agency and Shareholder Services Agreement is made as of the 1st day of November, 2007, by and between The FBR Funds (the “Trust”), a Delaware statutory trust, and JPMorgan Chase Bank, N.A. (“JPMorgan) (fka Integrated Investment Services, Inc.), a Delaware corporation.

            WHEREAS, JPMorgan furnishes services to the Trust pursuant to an Accounting Services, Transfer Agency and Shareholder Services Agreement dated as of November 1, 2005 by and between JPMorgan and the Trust, (the “Agreement”); and

            WHEREAS, the Trust wishes to employ JPMorgan to provide Administrative Services on behalf of the Trust; and

            WHEREAS, JPMorgan wishes to provide such Administrative Services to the Trust under the conditions set forth below;

            NOW, THEREFORE, in accordance with Paragraph 32 of the Agreement and in consideration of the premises and mutual covenants contained in this Addendum, the Trust and JPMorgan agree as follows:

ADMINISTRATION SERVICES

            1.         Subject to the direction and control of the Board of Trustees of the Trust, JPMorgan shall perform the following administration services to the Trust.

a.         Prepare and file post-effective amendments to the registration statements, Form N-CSR, Form N-Q and other documents on behalf of the Funds with the Securities and Exchange Commission and other federal and state regulatory authorities as required by law.

b.         Coordinate the scheduling of Board of Trustees’ meetings, prepare the appropriate reports to the trustees and record and maintain the minutes.

c.          Prepare financial statements and supporting statements, footnotes, per share information and schedule of investments for the inclusion in the semiannual and annual reports.

d.           Prepare and maintain the necessary journals and schedules to report the required information on Form N-SAR.

e.            Maintain all books and records of each Fund as required by federal and state laws.

f.              Coordinate the preparation, filing and distribution of proxy materials and periodic reports as required by law.

g.             Coordinate and monitor third-party services.

h.              Establish and maintain procedures for compliance with Federal and state rules and regulations.

i.               Conduct investment company compliance training for FBR Funds management and investment adviser.

JPMorgan shall perform such other administrative and services for the Trust and each of the series the Trust offers (each a Fund, and collectively the Funds) that are mutually agreed upon by the parties from time to time, for which the Trust will pay JPMorgan the amounts agreed upon between them.

            2.         Schedule E to the Agreement, dated November 1, 2005, is deleted in its entirety and replaced by Schedule E, dated November 1, 2007.

            3.         All of the provisions, terms and conditions of the Agreement shall apply to this Addendum.

            IN WITNESS WHEREOF, the Trust and JPMorgan have each caused this Agreement to be executed as of the day and year first above written.

THE FBR FUNDS

By:  /s/ David H. Ellison

Its:  President

JPMORGAN CHASE BANK, N.A.

By:  /s/ Roy E. Rogers

Its:  Senior Vice President

Schedule E

November 1, 2007

COMPENSATION FOR ACCOUNTING SERVICES

            The Trust will pay JPMorgan, on the first business day following the end of each month, a fee based on its average daily net assets during such month as follows:

Percentage Rate	Average Daily Net Assets
0.030%	First $ 2,500,000,000
0.025%	Next 2,500,000,000
0.020%	Next 2,500,000,000
0.015%	Over 7,500,000,000

There is no annual minimum fee unless there are more than 10 series offered by the Trust.

COMPENSATION FOR TRANSFER AGENCY AND SHAREHOLDER SERVICES

            The Trust will pay JPMorgan, on the first business day following the end of each month, an annual per account charge:

Money Market Fund	$27.00/account/year
Equity Fund	17.00/account/year
Fixed Income Fund	22.00/account/year
Matrix Level 3	13.50/account/year
Closed	4.00/account/year

There is no annual minimum fee unless there are more than 10 series offered by the Trust.

            JPMorgan will charge each IRA shareholder account an annual fee of $10.00 per account for the additional servicing work for IRA accounts.

COMPENSATION FOR ADMINISTRATION SERVICES

            The Trust will pay JPMorgan, on the first business day following the end of each month, a fee based on its average daily net assets of the Trust during such month as follows:

Percentage Rate	Average Daily Net Assets
0.0200%	First $ 2,500,000,000
0.0175%	Next 2,500,000,000
0.0150%	Next 2,500,000,000
0.0150%	Over 7,500,000,000

            There is no minimum annual fee per Fund for the first ten Funds in the Trust.  For the eleventh Fund, and each additional Fund thereafter, there is an annual minimum fee of $50,000 per Fund until the Fund has total assets of $25,000,000, at which time the fee schedule set out above will be in effect for the Fund.  For each currently existing Fund, there is a $2,500 set-up fee charged for any new Share class added.  There is a $10,000 development fee for any new Fund start-up regardless of the number of Share classes.

COMPENSATION FOR I-ONLINE SHAREHOLDER ACCOUNTING

$2,000 per month	$0.35 per "hit"

COMPENSATION FOR BLUE SKY SERVICES

            The Trust shall pay JPMorgan, on the first business day following the end of each month, an annual rate of $65 per active permit.

            The Trust will reimburse JPMorgan for out-of-pocket expenses incurred in the performance of all its services under this Agreement.